UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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AmREIT, Inc.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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8 Greenway Plaza, Suite 1000
Houston, Texas 77046
(713) 850-1400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

          You are cordially invited to attend the 2010 Annual Meeting of Stockholders of AmREIT, Inc. to be held at 8 Greenway Plaza, Suite 1000, Houston, Texas 77046 on Wednesday May 19, 2010 at 10:30 a.m. Central Daylight Time. The Annual Meeting is being held for the following purposes:

•	To elect seven directors to serve until their successors are duly elected and qualified (Proposal One); and

•	To transact any other business that may properly be brought before the Annual Meeting or any adjournments or postponements thereof.

          The Board of Directors fixed March 12, 2010 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. A form of proxy card and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 are enclosed with this Notice of Annual Meeting of Stockholders and Proxy Statement. Our Annual Report does not constitute part of this Proxy Statement.

YOUR VOTE IS IMPORTANT

          Submitting your proxy card does not affect your right to vote in person if you attend the Annual Meeting. Instead, it benefits us by reducing the expenses of additional proxy solicitation. Therefore, you are urged to submit your proxy card as soon as possible, regardless of whether or not you expect to attend the Annual Meeting. You may revoke your proxy at any time before it is exercised by (i) delivering written notice of revocation to our Corporate Secretary, Chad C. Braun, at the address listed above; (ii) submitting to us a duly executed proxy card bearing a later date; (iii) voting via telephone at a later date; or (iv) appearing at the Annual Meeting and voting in person; provided, however, that no such revocation under clause (i) or (ii) shall be effective until written notice of revocation or a later-dated proxy card is received by our Corporate Secretary at or before the Annual Meeting, and no such revocation under clause (iii) shall be effective unless received on or before 11:59 p.m. Central Daylight Time on May 18, 2010.

          When you submit your proxy card, you authorize H. Kerr Taylor and Chad C. Braun or either one of them, each with full power of substitution, to vote your shares at the Annual Meeting in accordance with your instructions or, if no instructions are given, to vote for the election of the director nominees and to vote on any adjournments or postponements of the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 19, 2010.

          This Proxy Statement and AmREIT’s Annual Report are available at http://amreit.com/fw/main/Proxy-1257.html

By Order of the Board of Directors,

Chad C. Braun
Secretary

April 9, 2010
Houston, Texas

8 Greenway Plaza, Suite 1000
Houston, Texas 77046
(713) 850-1400

PROXY STATEMENT FOR THE
2010 ANNUAL MEETING OF STOCKHOLDERS

          The Board of Directors of AmREIT, Inc. is soliciting proxies to be voted at the 2010 Annual Meeting of Stockholders, or Annual Meeting, to be held at 8 Greenway Plaza, Suite 1000, Houston, Texas 77046 on Wednesday May 19, 2010 at 10:30 a.m. Central Daylight Time. This Proxy Statement, a form of proxy card and an Annual Report to stockholders for the fiscal year ended December 31, 2009, or Annual Report, are first being mailed to stockholders on or about April 9, 2010. Although the Annual Report is being mailed to stockholders with this Proxy Statement, it does not constitute part of this Proxy Statement. When used in this Proxy Statement, the terms “AmREIT,” “we,” “us” or “our” refer to AmREIT, Inc.

Who Can Vote

          Only stockholders of record as of the close of business on the record date, March 12, 2010, are entitled to notice of and to vote at the Annual Meeting. As of such date, we had 22,950,952 shares of common stock outstanding. For each matter to be voted upon, you have one vote for each share of common stock that you owned as of the close of business on March 12, 2010.

How You Can Vote

          You cannot vote unless you are present in person or represented by proxy at the Annual Meeting. You may vote using any of the following methods:

•

BY MAIL: Mark, sign and date your proxy card and return it in the postage-paid envelope that we have provided. If your signed proxy card is received by the close of business on May 18, 2010, then we will vote your shares as you direct;

•

BY PHONE: Call 1-866-540-5755 and use any touch-tone telephone to transmit your voting instruction on or before 11:59 p.m. Central Daylight Time on May 18, 2010. Have your proxy card in hand when you call and follow the instructions as prompted;

•

BY INTERNET: Go to www.proxyvoting.com/AMREIT to transmit your voting instructions on or before 11:59 p.m. Central Daylight Time on May 18, 2010. Have your proxy card in hand when you access the website and follow the instructions as prompted; or

•	BY ATTENDING THE ANNUAL MEETING IN PERSON: The Annual Meeting will be held at 10:30 a.m. Central Daylight Time at 8 Greenway Plaza, Suite 1000, Houston, Texas 77046.

You may revoke your proxy at any time before it is exercised by:

•	Sending written notice of revocation to our Corporate Secretary, Chad C. Braun, at AmREIT, 8 Greenway Plaza, Suite 1000, Houston, Texas 77046.

•	Timely delivering a properly executed, later-dated proxy card; or

•	Voting in person at the Annual Meeting.

          Voting by proxy will not limit your right to vote at the Annual Meeting if you subsequently decide to attend in person. If your shares are held in the name of a broker, bank or other agent, you must obtain a proxy from such broker, bank or other agent, executed in your favor, to be able to vote at the Annual Meeting.

          If you return a proxy card that is signed and dated but that does not make any voting selections, your shares will be voted “FOR” the election of all seven nominees for director. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares as recommended by the Board of Directors or, if no recommendation is given, will vote your shares using his discretion. We do not anticipate that any other matters will be raised at the Annual Meeting.

Required Vote

          A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented at the Annual Meeting. As of the close of business on March 12, 2010, the record date, there were 22,950,952 shares outstanding and entitled to vote. Thus, 11,475,477 shares must be represented at the Annual Meeting to have a quorum.

          Your shares will be counted towards the quorum only if you vote in person at the Annual Meeting or if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent). Abstentions and broker non-votes will also be counted towards the quorum requirement. If there is no quorum, the Chairman of the Annual Meeting may adjourn the meeting until a later date.

          The affirmative vote of a majority of all of the votes cast at the Annual Meeting at which a quorum is present is necessary for the election of a director. Therefore, for the seven director positions, the nominees who receive a majority of “FOR” votes (among votes properly cast in person or by proxy) will be elected. Votes will be counted by the inspector of election appointed for the Annual Meeting who will separately count “FOR” and “WITHHELD” votes in the election of directors. Abstentions and broker non-votes have no effect and will not be counted towards the vote total in the election of directors.

          Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other agent holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or other agent holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other agent can still vote the shares with respect to matters that are considered to be “routine” but not with respect to “non-routine” matters. In the event that a broker, bank, or other agent indicates on a proxy that it does not have discretionary authority to vote certain shares on a non-routine proposal, then those shares will be treated as broker non-votes. Effective this year, under applicable rules of the New York Stock Exchange, or NYSE, Proposal One (election of directors) is a non-routine proposal; accordingly, your broker, bank or other agent is not entitled to vote your shares without your instructions.

Cost of Proxy Solicitation

          The cost of soliciting proxies will be borne by AmREIT. Proxies may be solicited on our behalf by our directors, executive officers or other employees in person or by telephone, facsimile or other electronic means. Directors, executive officers and other employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Householding of Proxy Materials

          The Securities and Exchange Commission, or SEC, has adopted rules that permit companies and intermediaries, such as brokers, banks and other agents, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” provides extra convenience for stockholders and cost savings for companies.

          Brokers, banks or other agents may be householding our proxy materials by delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker, bank or other agent if your shares are held in a brokerage account or us if you are a stockholder of record. You can notify us by sending a written request to our Corporate Secretary, Chad C. Braun, at AmREIT, 8 Greenway Plaza, Suite 1000, Houston, Texas 77046 or by calling to (713) 850-1400. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

Historical Relationship between AmREIT, Inc. and AmREIT

          We were organized by our predecessor, AmREIT, in April 2007 as REITPlus, Inc., or REITPlus, a Maryland corporation that elected to be taxed as a real estate investment trust, or REIT. REITPlus was structured as an externally managed and advised REIT, with a wholly-owned subsidiary of AmREIT providing investment advisory and property and corporate management services.

          During 2007, AmREIT initiated a strategic plan referred to as “Vision 2010.” Vision 2010 was designed to create a more conforming business platform that would reduce the earnings volatility of AmREIT’s business model while also simplifying its capital structure, with the ultimate goal of growing its portfolio of properties. Vision 2010 included three phases as follows:

•

Phase I consisted of business model changes that were designed to reduce the earnings volatility created by some of AmREIT’s transactional operating subsidiaries. In connection with Phase I, AmREIT simplified its operating platform and reduced its transactional volatility by exiting the general contracting business and the independent broker-dealer fund-raising business. Additionally, it terminated the best efforts equity offering of REITPlus. Together, these restructuring initiatives resulted in a one-time restructuring charge of approximately $2.5 million during 2008 but reduced AmREIT’s annual overhead and general and administrative expenses.

•

Phase II consisted of changes that were designed to simplify AmREIT’s equity capital structure. As the first step in Phase II, in December 2008, AmREIT voluntarily de-listed its Class A common shares from trading on the NYSE Alternext Exchange. As the last step in Phase II, at special meetings on November 24, 2009, both AmREIT and REITPlus stockholders approved a merger of AmREIT with and into REITPlus, resulting in a combined, conforming entity with a single class of common stock, which was renamed AmREIT, Inc.

•

For AmREIT, Inc., Phase III will consist of growing our portfolio of properties and identifying additional sources of liquidity for stockholders as the U.S. begins to exit the current recession and enter into recovery.

          Following our strategic combination with our predecessor, AmREIT, all of the independent members of the boards of both AmREIT and REITPlus, as well as H. Kerr Taylor, who served as Chairman and Chief Executive Officer of both companies, now comprise our seven-member Board of Directors. After the merger, we are internally managed by the former management team of AmREIT. Accordingly, this Proxy Statement describes the operations and corporate governance of AmREIT, Inc. which is comprised of the combined operations and boards AmREIT and REITPlus.

PROPOSAL ONE
ELECTION OF DIRECTORS

          At the Annual Meeting, seven persons will be elected to serve on our Board of Directors, each for a one-year term or until his successor is duly elected and qualifies. Directors are elected by a majority of the votes cast at the Annual Meeting in the election of directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may select. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

          Except for Mr. Taylor, set forth below are descriptions of the backgrounds and business experience of each of our directors and the period of time during which he has served as a director. There are no family relationships among any of the members of our Board of Directors.

Director Nominees

          H. Kerr Taylor. For a description of the background and business experience of Mr. Taylor, see “Executive Officers and Senior Management.”

          Robert S. Cartwright, Jr., age 60, has been a director of AmREIT or one of our predecessors since 1993 and currently serves as the Chairman of our Nominating and Corporate Governance Committee. Mr. Cartwright is a Professor of Computer Science at Rice University. Mr. Cartwright earned a bachelor’s degree magna cum laude in Applied Mathematics from Harvard College (Phi Beta Kappa) in 1971and a doctoral degree in Computer Science from Stanford University in 1977. Mr. Cartwright has been a member of the Rice faculty since 1980 and twice served as department Chair. Mr. Cartwright has compiled an extensive record of professional service. He is a Fellow of the Association for Computing Machinery (ACM), a member of the Sun Microsystems Developer Advisory Council, and the Computer Science Advisory Committee for Prairie View A&M University. He served on the ACM Education Board from 1997 to 2006 and the Board of Directors of the Computing Research Association from 1994 to 2000. Mr. Cartwright has served as a charter member of the editorial boards of two professional journals and has also chaired several major ACM conferences. From 1991to1996, he was a member of the ACM Turing Award Committee which selects the annual recipient of the most prestigious international prize for computer science research. Mr. Cartwright’s knowledge of AmREIT, experience as a as a member of our Board of Directors and extensive educational and investment experience provide him with the ability to perform his duties as a member of our Board of Directors.

          Philip Taggart, age 79, has been a director of AmREIT or one of our predecessors since 2000. Mr. Taggart currently serves on the Boards of Directors of International Expert Systems, Inc. and Wave Imaging Technology, Inc., and served on the Board of Directors of the Foundation of Texas State Technical College for 10 years. Mr. Taggart has specialized in investor relations activities since 1964 and is the President and Chief Executive Officer of Taggart Financial Group, Inc., an investment adviser firm registered in the State of Texas. He is the co-author of the book “Taking Your Company Public” and has provided communications services for 58 initial public offerings, more than 200 other new issues, 210 mergers and acquisitions, 3,500 analyst meetings and annual and quarterly reports for over 25 years. A distinguished alumnus of the University of Tulsa, he also has been a university instructor in investor relations at the University of Houston. Mr. Taggart’s knowledge of AmREIT, experience as a member of our Board of Directors and extensive investor and public relations experience for public and private companies provide him with the ability to perform his duties as a member of our Board of Directors.

          H. L. “Hank” Rush, Jr., age 58, has been a director of AmREIT or one of our predecessors since 2006 and currently serves as our lead independent director. In 2008, Mr. Rush was appointed to serve as the President and Chief Executive Officer of The Star of Hope Mission, Houston’s 102 year old mission to Houston’s homeless. This role answers a life-long desire to serve in full-time ministry while utilizing the business skills developed in his professional life. Mr. Rush formerly served as Executive Vice President and Chief Operating Officer, President and Chief Executive Officer of various subsidiaries, and a member of the Compensation Committee of the Board of Directors of PropertyInfo Corporation, a wholly-owned subsidiary of Stewart Information Services Corp. from 2005 to 2008. PropertyInfo Corporation provides real estate information and online software tools for the title, realtor, lender, builder/developer and government sectors of the real estate industry. He has over 20 years of senior executive and start-up management experience in IT development and outsourcing, residential and commercial construction and energy. Prior to joining PropertyInfo Corporation, Mr. Rush served as chairman and co-founder of EC Power, Inc. for ten years, an Internet transaction services company. In addition, he founded and served for eight years as President and Chief Executive Officer of a high-end residential construction company in Houston and served as a senior executive with BMC Software, Inc., where he managed the initial phase of BMC’s new headquarters land acquisition and construction. Texas Eastern Corp., now a part of Duke Energy, was his professional home for almost 17 years prior to his move to BMC. Mr. Rush’s knowledge and experience as a President, Chief Executive Officer and Chief Operating Officer of a variety of different companies, combined with experience and knowledge of AmREIT provide him with the ability to perform his duties as a member of our Board of Directors and as the Lead Independent Director.

          Mack D. Pridgen III, age 60, has been a director of AmREIT or one of our predecessors since 2007 and currently serves as the Audit Committee Chair. From 1997 until March 2007, Mr. Pridgen served as general counsel, vice president and secretary of Highwoods Properties, Inc. (NYSE:HIW), a commercial real estate investment trust that owns and operates primarily suburban office properties, as well as industrial, retail and residential properties. Prior to joining Highwoods Properties, Inc., Mr. Pridgen was a partner with Smith, Helms, Mulliss and Moore, LLP, with a specialized focus on the tax, corporate and REIT practices. Mr. Pridgen also served as a tax consultant for Arthur Andersen & Co. for fifteen years. Mr. Pridgen received his Bachelor of Business Administration and Accounting degree from the University of North Carolina at Chapel Hill and his law degree from the University of California at Los Angeles School of Law. Mr. Pridgen’s knowledge and experience in the area of accounting and tax, especially for REITs, his experience as a former executive with a REIT that was traded on the NYSE, and his knowledge of AmREIT provide him with the ability to perform his duties as a member of our Board of Directors.

          Brent M. Longnecker, age 53, has been a director of AmREIT or one of our predecessors since 2007 and currently serves as the Compensation Committee Chair. Mr. Longnecker serves as President of Longnecker & Associates, an executive compensation and corporate governance consulting firm. Prior to forming Longnecker & Associates in 2003, Mr. Longnecker served as president of Resources Consulting Group, and executive vice president of Resources Connection since June 1999. Mr. Longnecker has over 20 years of consulting experience, including as National Principal-In-Charge for the Performance Management and Compensation Consulting Practice of Deloitte & Touche and as partner at KPMG Peat Marwick. Mr. Longnecker’s consulting experience includes working with real estate companies, including publicly traded companies, on corporate governance issues and on the management of their assets. Mr. Longnecker received Bachelor of Business Administration and Masters of Business Administration degrees from the University of Houston. Mr. Longnecker’s knowledge and experience in the area of executive compensation and corporate governance with both public and private real estate companies and REITs and his knowledge of and experience with AmREIT provide him with the ability to perform his duties as a member of our Board of Directors.

          Scot J. Luther, age 48, has been a director of AmREIT or one of our predecessors since 2007. Mr. Luther is president and sole owner of Luther Properties, LLC, a commercial real estate development company that develops and manages commercial property. During the past eight years, Luther Properties, LLC has acquired and developed 22 retail and medical properties totaling over 250,000 square feet in 3 states. Prior to the formation of Luther Properties, LLC, Mr. Luther spent a combined twelve years as director of acquisitions for CenterAmerica Property Trust, a Morgan Stanley-owned real estate investment trust and as leasing executive at Weingarten Realty Investors, a REIT listed on the New York Stock Exchange (NYSE:WRI). Mr. Luther received his Bachelors of Finance and Masters in Land Economics & Real Estate degrees from Texas A&M University in College Station, Texas and a law degree from South Texas College of Law in Houston, Texas. Mr. Luther’s knowledge and experience within the real estate industry provide him with the ability to perform his duties as a member of our Board of Directors.

Qualifications of Director Nominees

          When considering whether our director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable our Board of Directors to satisfy its oversight responsibilities effectively in light of our operational and organizational structure, the Nominating and Corporate Governance Committee and the Board of Directors focused primarily on the information discussed in each of the director nominees’ individual biographies set forth above and on the following particular attributes:

•	Independence as a director and any potential conflicts of interest	•	The required and appropriate expertise when combined with other board members
•	Significant level of experience in situations that have demonstrated strong character qualities within a business leadership role	•	Possesses the ‘4C’ elements of character, competence, communication and chemistry
•	Has a wide variety of successful business and personal experiences	•	Any other factors that the Board of Directors deems appropriate

The Board of Directors recommends a vote “FOR” each nominee named above.

CORPORATE GOVERNANCE

Statement on Corporate Governance

          We are dedicated to establishing and maintaining the highest standards of corporate governance. Our Board of Directors has implemented corporate governance measures that are designed to serve the long-term interests of our stockholders and to further align the interests of executive officers and directors with our stockholders. Measures approved by the Board of Directors, through the adoption of a Code of Business Conduct and Ethics and Corporate Governance Guidelines, include, but are not limited to, the following:

•	prohibiting the re-pricing of options issued pursuant to our incentive plan;

•	increasing the overall independence of our Board of Directors and its constituent committees;

•	scheduling executive sessions of the non-management directors on a regular basis;

•	conducting annual evaluations of our Board of Directors, its constituent committees and individual directors;

•	establishing share ownership guidelines for our executive officers and directors;

•	requesting that directors visit our properties every year;

•	limiting members of our Audit Committee to service on not more than three other public company audit committees without the prior approval from our Board of Directors;

•	adopting a Pre-Approval Policy for audit and non-audit services rendered by our independent auditors;

•	limiting our Chief Executive Officer’s service to not more than three other public company boards of directors;

•	adopting formal charters for the constituent committees of our Board of Directors; and

•	annually reviewing and, if necessary, revising our existing committee charters.

Board of Directors

          Pursuant to our Articles of Amendment and Restatement and our Amended and Restated Bylaws, or Bylaws, our business, property and affairs are managed under the direction of our Board of Directors. Directors are kept informed of our business through discussions with the Chairman and our other executive officers, by reviewing materials provided to them and by participating in meetings of our Board of Directors and its constituent committees. Directors have complete access to AmREIT’s executive officers and its independent auditors. Our Board of Directors and each of its constituent committees also have the authority to retain, at AmREIT’s expense, outside counsel, consultants or other advisors in the fulfillment of their duties.

Independence of Directors

          Pursuant to our Corporate Governance Guidelines, which require that a majority of our directors be “independent” as the term is defined by the NYSE Amex listing standards, or Listing Standards, our Board of Directors undertook a review of the independence of directors nominated for election at the Annual Meeting. During this review, our Board of Directors considered all transactions that occurred and all relationships that existed during 2009 between AmREIT and each director or any member of his or her immediate family. As provided in the Corporate Governance Guidelines, the purpose of this review is to determine whether any such transactions or relationships were inconsistent with a determination that the director is independent pursuant to the Listing Standards.

          As a result of this review, our Board of Directors affirmatively determined that each of the directors nominated for election at the Annual Meeting are, with the exception of Mr. Taylor, independent.

Meetings and Committees of the Board of Directors

          During 2009, our Board of Directors held four regular quarterly meetings and three special meetings. Each of the directors attended all of the meetings held by our Board of Directors and each of its constituent committees on which such directors served during 2009. Additionally, all of our directors were in attendance either in person or by teleconference at our 2009 Annual Meeting of Stockholders.

          The Board of Directors has established four permanent committees that have certain responsibilities for our governance and management. These committees are the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee. The Board of Directors has adopted charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committees which can be found on the Stockholder Relations page of our corporate website at www.amreit.com under the heading “Corporate Governance.” AmREIT will also provide a copy of these charters to any person, without charge, upon written request to our Corporate Secretary, Chad C. Braun, at AmREIT, 8 Greenway Plaza, Suite 1000, Houston, Texas 77046.

          The Board of Directors has determined that our Audit Committee is comprised entirely of directors who meet the independence and financial literacy requirements of the Listing Standards and that Mr. Pridgen, the Chairman of the Audit Committee, is an “audit committee financial expert” as defined by the rules of the SEC. In addition, the Board of Directors has determined that our Compensation and Nominating and Corporate Governance Committees are comprised entirely of directors who meet the independence requirements of the Listing Standards. The current membership of each constituent committee of the Board of Directors is set forth below.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
H. Kerr Taylor (1)
Robert S. Cartwright, Jr.	X		Chairman
Philip Taggart	X	X
H. L. “Hank” Rush, Jr. (2)		X
Mack D. Pridgen III	Chairman
Brent M. Longnecker (3)		Chairman	X
Scot J. Luther			X

(1) Chairman of the Board of Directors.
(2) Lead Independent Director.
(3) Mr. Cartwright served as the Chairman of the Compensation Committee until November 2009. In January, 2010, Mr. Longnecker was subsequently appointed to serve as the Chairman of the Compensation Committee.

Audit Committee

          The Audit Committee’s responsibilities include preparing the Audit Committee Report for inclusion in our annual proxy statement, reviewing the Audit Committee charter and the Audit Committee’s performance, providing assistance to our Board of Directors in fulfilling its responsibilities with respect to the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditors’ qualifications, performance and independence and the performance of our outsourced internal audit function. In addition, the Audit Committee has the authority to recommend to the Board of Directors the selection of the independent registered public accounting firm which reports directly to the Audit Committee, approve the engagement fee of such firm and pre-approve the audit services and any permitted non-audit services that the firm may provide to us. Further, our Audit Committee reviews the scope of audits as well as the annual audit plan, evaluates matters relating to our audit and internal controls and approves all related-party transactions. The Audit Committee also oversees investigations into complaints concerning financial matters. During 2009, our Audit Committee met four times. In addition to its regular quarterly meetings, our Audit Committee also holds separate executive sessions, outside the presence of senior management, with our independent auditors on a quarterly basis.

Compensation Committee

          The Compensation Committee’s responsibilities include establishing our general compensation philosophy, overseeing our compensation programs and practices, including incentive and equity-based compensation plans, reviewing and approving executive compensation plans in light of corporate goals and objectives, evaluating the performance of our Chief Executive Officer in light of these criteria and establishing our Chief Executive Officer’s compensation level based upon such evaluation, evaluating the performance of the other executive officers and their salaries, bonus and incentive and equity compensation, reviewing and making recommendations concerning proposals by management regarding compensation, bonuses, employment agreements, loans to non-executive employees and other benefits and policies respecting such matters for employees. The Compensation Committee may delegate its responsibilities to a sub-committee comprised solely of its members and may retain consultants or advisors to assist it in carrying out its duties. During 2009, the Compensation Committee met two times.

Nominating and Corporate Governance Committee

          The Nominating and Corporate Governance Committee’s duties include adopting criteria for recommending candidates for election or re-election to our Board of Directors and its constituent committees, retaining consultants or advisors to assist in the identification or evaluation of director nominees, considering issues and making recommendations regarding the size and composition of the membership our Board of Directors. During 2009, the Nominating and Corporate Governance Committee met one time.

          Director Nomination Procedures

          Director Qualifications. Our Nominating and Corporate Governance Committee has established policies for the desired attributes of the directors who comprise the membership of our Board of Directors. The Nominating and Corporate Governance Committee seeks to ensure that a majority of the members of the Board of Directors are independent. Each director generally may not serve as a member of more than six other public company boards. Each member of our board must possess the individual qualities of integrity and accountability, informed judgment, financial literacy, maintain high performance standards, and must be committed to representing our long-term interests. Above all, we look for individuals who possess sound character, competence, communication skills and the ability to engender chemistry among peers. In addition, director nominees must be committed to devoting the time and effort necessary to be responsible and productive members of our Board of Directors. Our the Nominating and Corporate Governance Committee and Board of Directors value diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience.

          Identifying and Evaluating Nominees. Our Nominating and Corporate Governance Committee regularly evaluates the appropriate size of our Board of Directors and whether any vacancies on our Board of Directors are expected due to retirement or otherwise. The Nominating and Corporate Governance Committee may consider those factors it deems appropriate in evaluating director nominees including judgment, skill, quality of character, experience with businesses and organizations comparable in size or scope to us, experience and skill relative to other members of our Board of Directors and specialized knowledge or experience. Though we have no formal policy addressing diversity, the Nominating and Corporate Governance Committee and Board of Directors believe that diversity is an important attribute of the members who comprise our Board of Directors and that the members should represent an array of backgrounds and experiences and should be capable of articulating a variety of viewpoints.

          In considering director candidates, the Nominating and Corporate Governance Committee evaluates the entirety of each candidate’s credentials and, other than the eligibility requirements discussed above, does not have any specific minimum qualifications that must be met by a nominee. Depending upon the then current needs of our Board of Directors, certain factors may be weighed more or less heavily or have greater or lesser influential value. The Nominating and Corporate Governance Committee considers candidates for the Board of Directors from any reasonable source, including current board members, stockholders, professional search firms or other persons. The Nominating and Corporate Governance Committee does not evaluate candidates differently based upon who has made the recommendation. The Nominating and Corporate Governance Committee has the authority to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates though, to date, it has not paid a fee to any third party to assist in the process of identifying or evaluating director nominees.

          Stockholder Nominees. Our Bylaws permit stockholders to nominate directors for consideration at annual meetings of stockholders. The Nominating and Corporate Governance Committee will consider properly submitted stockholder nominees for election to our Board of Directors and will apply the same evaluation criteria in considering such nominees as it would to persons nominated under any other circumstances. Such nominations may be made by a stockholder entitled to vote who delivers written notice along with the additional information and materials required by the Bylaws to the Corporate Secretary not later than the close of business on the 120th day, and not earlier than the close of business on the 150th day, prior to the anniversary of the date of mailing of the notice for the preceding year’s annual meeting. For our 2011 Annual Meeting of Stockholders, the Corporate Secretary must receive such notice and related materials after the close of business on November 7, 2010, and prior to the close of business on December 7, 2010. You can obtain a copy of our Bylaws by sending written correspondence to our Corporate Secretary, Chad C. Braun, at AmREIT, 8 Greenway Plaza, Suite 1000, Houston, Texas 77046.

          Any stockholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should include the nominee’s name and sufficient biographical information to demonstrate that the nominee meets the qualification requirements for service on our Board of Directors as set forth above as well as all information relating to the director nominee that is required pursuant to our Bylaws and Regulation 14A of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The nominee’s written consent to the nomination should also be included with the nomination submission, which should be addressed to our Corporate Secretary, Chad C. Braun, at AmREIT, 8 Greenway Plaza, Suite 1000, Houston, Texas 77046.

Executive Sessions

          Pursuant to our Corporate Governance Guidelines, our non-management directors are required to meet in separate executive sessions at least three times a year. Our non-management directors met in executive sessions six times during 2009. These directors may invite the Chief Executive Officer or other executive officers, as they deem appropriate, to attend a portion of these sessions.

Contacting the Board of Directors

          Our Board of Directors welcomes your questions and comments. If you would like to communicate directly with our Board of Directors, or if you have a concern related to our business ethics or conduct, financial statements, accounting practices or internal controls, then you may send written correspondence by mail to the Chairman of the Audit Committee at AmREIT, 8 Greenway Plaza, Suite 1000, Houston, Texas 77046.

Code of Business Conduct and Ethics

          Our Board of Directors has adopted a Code of Business Conduct that apply to all directors, executive officers and employees, including our principal executive officer, principal financial officers and principal accounting officers. We have posted this document on the Stockholder Relation’s page of our corporate website at www.amreit.com under the category “Corporate Governance.” AmREIT will also provide a copy of these documents to any person, without charge, upon written request to 8 Greenway Plaza, Suite 1000, Houston, Texas 77046, Attention: Chad C. Braun, Secretary. The purpose of the Code of Business Conduct and Ethics is to (i) promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by us; and (iii) promote compliance with all applicable rules and regulations that apply to AmREIT and our directors and executive officers. Any waiver of or amendment to the Code of Business Conduct and Ethics for an executive officer or director will be promptly disclosed to stockholders by posting such information on our corporate website.

Corporate Leadership Structure

          Since our inception, Mr. Taylor has served as Chairman of our Board of Directors and Chief Executive Officer. The Board of Directors believes that our consolidated leadership structure is in the best interests of our stockholders because it provides an efficient and effective management model which fosters direct accountability, effective decision-making and alignment of corporate strategy between our Board of Directors and management. Because we have combined the role of Chairman and Chief Executive Officer, Mr. Rush, one of our independent directors, serves as the lead independent director for all meetings. Mr. Rush presides at all executive sessions of the Board of Directors, consults with Mr. Taylor regarding agendas for meetings of the Board of Directors and its constituent committees and acts as a liaison to facilitate teamwork and communication between our executive officers and the independent directors.

Board Oversight of Risk

          The Board of Directors has an active role, as a whole and also at the committee level, in overseeing the management of risks applicable to us. The Board of Directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. At the committee level, (i) the Audit Committee oversees the management of accounting, financial, legal and regulatory risks; (ii) the Compensation Committee oversees the management of risks relating to our executive compensation program; and (iii) the Nominating and Corporate Governance Committee oversees the management of risks associated with the independence of the members of the Board of Directors and potential conflicts of interest. While each committee is directly responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is generally responsible for and is regularly informed through committee reports about such risks and any corresponding remediation efforts designed to mitigate such risks.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Directors, Executive Officers and Beneficial Owners of More Than 5% of Common Stock

          The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of March 20, 2010 by (1) all current directors, (2) each named executive officer, (3) each person known by us to own beneficially more than 5% of our outstanding shares of common stock and (4) all directors and named executive officers as a group. The number of shares beneficially owned by each entity, person, director or named executive officer is determined pursuant to the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, to our knowledge, each person listed below has sole voting and investment power with respect to their shares of stock (except to the extent authority is shared by spouses under applicable law) and has an address of AmREIT, 8 Greenway Plaza, Suite 1000, Houston, Texas 77046.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Voting Common shares
H. Kerr Taylor – Chairman, President and Chief Executive Officer	1,382,258	5.98%
Robert S. Cartwright, Jr. – Director	45,061	*
Philip Taggart – Director	26,374	*
H. L. “Hank” Rush, Jr. – Director	20,400	*
Brent M. Longnecker – Director	103,900	*
Scot J. Luther – Director	2,000	*
Mack D. Pridgen III – Director	16,062	*
Chad C. Braun – Executive Vice President, Chief Executive Officer, Treasurer and Secretary	117,479	*
All directors and executive officers as a group (8)	1,713,534	7.40%

* Less than 1%

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of holdings and transactions in our securities with the SEC. Directors, certain officers and greater than 10% beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file with the SEC. Based solely upon a review of the reports furnished to us, or filed by us, with respect to 2009, we believe that all SEC filing requirements were satisfied.

EXECUTIVE OFFICERS AND SENIOR MANAGEMENT

          The following table sets forth our executive officers and senior management.

Name	Age	Offices Held

H. Kerr Taylor *	59	President and Chief Executive Officer
Chad C. Braun *	38	Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Tenel H. Tayar	40	Senior Vice President and Chief Investment Officer
Charles Scoville	50	Senior Vice President and Director of Leasing/Property Management
Brett Treadwell	40	Managing Vice President – Finance and Chief Accounting Officer

* Indicates our Executive Officers

          Set forth below are descriptions of the backgrounds and business experience of each of our executive officers and the other members of our senior management and the period of time during which he has served in such position. There are no family relationships among any of the executive officers or other members of senior management.

          H. Kerr Taylor. As founder, Chairman of our Board of Directors and Chief Executive Officer, Mr. Taylor is responsible for overseeing the building of our fine team of professionals, cultivating our “4C” corporate culture, directing our strategic initiatives and expanding our investor and partner relationships. Since founding AmREIT in 1985, Mr. Taylor has led the growth of our team from three to more than 50 professionals, has grown our property portfolio to one approaching a $1 billion of primarily Irreplaceable CornersTM and has increased our investor base to more than 6,000 stockholders and partners.

Education
▪	Bachelor of Arts degree from Trinity University
▪	Masters of Business Administration from Southern Methodist University
▪	Doctor of Jurisprudence from South Texas College of Law
▪	Post baccalaureate studies at the College of Biblical Studies and Harvard Business School

Industry Commitments
▪	Board member of Houston’s Uptown District
▪	Past board member of Park National Bank (now Frost Bank)
▪	Lifetime member of the International Council of Shopping Centers
▪	Member, Urban Land Institute
▪	Member, Texas Bar Association

Community Commitments
▪	Chairman of the Board and founder of Pathways for Little Feet
▪	Past Chairman of the Board of LifeHouse of Houston
▪	Past Co-Chairman of the Board of Millennium Relief and Development, Inc.
▪	Elder of First Presbyterian Church and Chairman of its Strategic Planning Committee

          Chad C. Braun. As our Executive Vice President Chief Financial Officer, Treasurer and Secretary and President of AmREIT Securities Company, Mr. Braun is responsible for leading the corporate finance and accounting team as well as our equity capital and debt structuring initiatives. Mr. Braun joined us in 1999 and has helped lead our growth from $100 million in assets to approximately $1 billion in real estate assets. Prior to joining us in 1999, Mr. Braun served as a manager in the real estate advisory services group at Ernst & Young LLP where he provided extensive consulting and audit services to a number of real estate investment trusts, private real estate companies and other Fortune 500 companies.

Education
▪	Bachelor of Business Administration degree in accounting and in finance from Hardin-Simmons University
▪	Certified Public Accountant in the State of Texas
▪	Series 63, 7 licenses and the Series 24 principal license and the Series 27 financial principal license

Industry Commitments
▪	Member, National Association of Real Estate Investment Trusts
▪	Member, Texas Society of Certified Public Accountants
▪	Member, Investment Program Association

Community Commitments
▪	Member, Metropolitan Baptist Church in Houston, Texas

          Tenel Tayar. Mr. Tayar serves as our Senior Vice President and Chief Investment Officer. Mr. Tayar has been with AmREIT since January 2003 and leads the team that is responsible for creating and executing the investment strategy for AmREIT and its advisory funds. Under Mr. Tayar’s leadership, this team has sourced, negotiated and closed over $700 million in real estate transactions. Mr. Tayar has 16 years of real estate experience. Prior to joining AmREIT, he served as the director of finance at The Woodlands Operating Company where he directed dispositions, construction financing and permanent financing for office, retail, industrial, land and multi-family properties, resulting in over $300 million in real estate transactions.

Education
▪	Bachelor of Business Administration in finance from the University of Texas at Austin
▪	Masters of Business Administration from Southern Methodist University

Industry Commitments
▪	Member of the International Council of Shopping Centers
▪	Member of the Urban Land Institute
▪	Licensed Texas Real Estate Broker

          Charles Scoville. Mr. Scoville serves as our Senior Vice President and Director of Leasing and Property Management. Mr. Scoville leads the leasing and property management team for AmREIT’s property and advisory portfolio. In that capacity, he supervises a team of 10 leasing and property management professionals who are dedicated to enhancing the value of AmREIT properties on a daily basis. Prior to joining AmREIT in 2007, Mr. Scoville was vice president of leasing for the Southwest Region of New Plan Excel Realty Trust, one of the nation’s largest retail REITs. In that capacity, he was responsible for all leasing activities for a portfolio of over 100 shopping centers in seven states. Mr. Scoville began his commercial real estate career in 1980 as a project leasing agent for a Texas-based shopping center development firm. Since then, he has been active in the industry in various roles including acquisitions, dispositions, development, and property management in addition to leasing.

Education
▪	Bachelor of Business Administration with a concentration in real estate from Southern Methodist University

Industry Commitments
▪	Active member of the International Council of Shopping Centers
▪	Certified Shopping Center Manager (CSM) since 1992
▪	Licensed Texas Real Estate Broker since 1980

Community Commitments
▪	Member of the Clear Lake Shores Economic Development Commission Advisory Committee

          Brett P. Treadwell. Mr. Treadwell serves as our Managing Vice president of Finance and Chief Accounting Officer. Mr. Treadwell is responsible for leading AmREIT’s financial reporting team as well as assisting in the setting and execution of AmREIT’s strategic financial initiatives. He oversees our filings with the SEC, our periodic internal reporting to management and our compliance with the Sarbanes-Oxley Act of 2002. Mr. Treadwell has over 17 years of accounting, financial, and SEC reporting experience and prior to joining us in 2004, he served as a senior manager with Arthur Andersen LLP and most recently with PricewaterhouseCoopers, LLP. He has provided extensive audit services, regularly dealt with both debt and equity offerings for publicly traded and privately owned clients in various industries and has strong experience with SEC reporting and registration statements and offerings.

Education
▪	Mr. Treadwell graduated Magna Cum Laude from Baylor University with a Bachelor of Business Administration and subsequently earned the CPA designation.

Industry Commitments
▪	Member, National Association of Real Estate Investment Trusts
▪	Member, Texas Society of Certified Public Accountants.

Community Commitments
▪	Member, Chapelwood United Methodist Church
▪	Member, Audit Committee of Ronald McDonald House
▪	Volunteer, Child Advocates of Houston
▪	Advisory Board Member - Baylor Business Network of Houston

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

          The compensation committee has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The compensation committee ensures that the total compensation paid to AmREIT’s executive leadership team is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to members of our executive leadership team, including the executive officers, are similar to those provided to other executive officers at other REITs. Throughout this proxy statement, the individuals who served as our President and Chief Executive Officer and Executive Vice President and Chief Financial Officer during fiscal 2009 are referred to as the “named executive officers.”

Compensation Objectives and Philosophy

          The compensation committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by AmREIT and that aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. The compensation committee evaluates both performance and compensation to ensure that AmREIT maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of AmREIT’s peer companies. To that end, the compensation committee believes executive compensation packages provided by AmREIT to its executives, including the executive officers, should include both cash and share-based compensation that reward performance as measured against established goals.

          The compensation committee believes that measures such as FFO and growth in assets play an important part in setting compensation; however, the compensation committee also recognizes that often outside forces beyond the control of management, such as economic conditions, capital market conditions, changing retail and real estate markets and other factors, may contribute to less favorable near term results. The compensation committee also strives to assess whether management is making the right strategic decisions that will allow us to succeed over the long term and build long term stockholder value. These may include ensuring that we have the appropriate leasing pipelines to ensure a future stream of recurring and increasing revenues, assessing our risks associated with real estate markets and tenant credit, managing our debt maturities, and determining whether our staffing and general and administrative expense is appropriate given our projected operating requirements.

Role of Executive Officers in Compensation Decisions

          The compensation committee makes the compensation decisions for our President and Chief Executive Officer and establishes the general parameters within which the Chief Executive Officer establishes the compensation for our other executive officers and management team, including its Chief Financial Officer. The compensation committee also approves recommendations regarding equity awards to all of our other officers and employees.

          H. Kerr Taylor, our President and Chief Executive Officer, annually reviews the performance of our other officers. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the compensation committee. The compensation committee can exercise its discretion in modifying any recommended adjustment or award. The committee reviews the performance of our executive officers.

Peer Groups for Executive Compensation Purposes

          The compensation committee used the 2009 NAREIT Compensation and Benefits Survey and the 2009 Real Estate Executive Compensation Review, or Compensation Surveys, as well as SEC filings from the below peer group companies to assist it in considering compensation for executive officers. Among other items, the Compensation Surveys provided company specific, sector specific and positions specific compensation information including base salary, total annual cash compensation and long term compensation for various percentiles. The compensation committee relied on the Compensation Surveys to provide it with relevant market compensation data for our executive officers compared to the peer companies, sector averages and position averages in order to make compensation decisions for our executive officers. The information provided from the various REITs was based upon 2008 compensation data which was the most recent available data at such time.

          For executive compensation purposes, the established retail REIT peer group initially consisted of:

Acadia Realty Trust	Kite Realty Group Trust
Cedar Shopping Centers, Inc.	Ramco-Gershenson Properties Trust
Equity One, Inc.	Saul Centers, Inc.
Tanger Factory	Urstadt Biddle Properties Inc.
Inland Real Estate Corporation

          The initial REIT peer group had total capitalization ranging from approximately $560 million to $10.8 billion, with a median total capitalization of $1.5 billion. Our total capitalization at that time was $625 million, including $285 million of total capitalization in our managed funds through our asset advisory group. Accordingly, we further refined the peer group for compensation purposes to those companies that more closely approximated our total capitalization. Therefore, the following REITs, whose total capitalization ranged from approximately $560 million to $1.5 billion, comprised our peer group:

•	Urstadt Biddle Properties Inc.
•	Ramco – Gershenson Properties Trust
•	Cedar Shopping Centers, Inc.

          As our peer group still has a greater capitalization than AmREIT, we have further discounted our compensation metrics in order to more appropriately compare to the peer group. As we are able to grow our capitalization in relation to the peer group, it is anticipated that this additional discount will be reduced and that, as our total capitalization becomes more comparable, we will not utilize the discount.

Total Compensation

          In setting compensation for our executive officers, including our Chief Executive Officer, the compensation committee focuses on total annual compensation as well as the components of total compensation. For this purpose, total annual compensation consists of base salary, cash incentive at target levels of performance and long-term equity incentive compensation in the form of restricted shares. In setting the total annual compensation for our executive officers, the compensation committee evaluates market data provided by the Compensation Surveys and information on the performance of each executive officer for the prior year and compared to the peer group. This evaluation is comprised of both quantitative assessment as well as qualitative assessment. In order to remain competitive in the marketplace for executive talent, the target levels for the total annual compensation of our executive officers, including our Chief Executive Officer, are set to the average of the peer group. We believe that this is an appropriate target that contemplates both the quantitative and qualitative elements of each position and rewards for performance. In addition, each executive officer has corporate level quantitative goals, qualitative strategic goals and team oriented goals. The compensation committee believes that this approach allows us to attract and retain skilled and talented executives to guide and lead our business and supports a “pay for performance” culture. Our 2009 target total compensation is comprised of the following components:

•	base salary: 33% of target total compensation
•	cash incentives: 25% of target total compensation
•	equity incentives: 42% of target total compensation

Annual Cash Compensation

          In order to remain competitive in the marketplace for executive talent, the targeted levels for the total annual compensation of our executive officers, including our Chief Executive Officer, are set to the average of the peer group, and then discounted for size to more appropriately compare to the peer group.

          Base Salary. Each of our executive officers receives a base salary to compensate him for services performed during the year. When determining the base salary for each of our executive officers, the compensation committee considers the market levels of similar positions, discounted for size, at the peer group companies through the data provided to them by the Compensation Surveys, the performance of the executive officer, the experience of the executive officer in his position, and in comparison to the other components of compensation and total compensation. The base salaries of our executive officers are established by the terms of their employment agreements. The executive officers are eligible for annual increases in their base salaries as determined by the compensation committee. In accordance with our Vision 2010 strategic plan, the current macroeconomic conditions and our performance goals, the CEO, CFO and all other of our employees were not awarded any increase to base salary for 2009 and 2010. The compensation committee felt that this was appropriate and consistent with the goals and steps delineated in Vision 2010. The base salaries paid to our executive officers in 2009 are set forth below in the “Executive Compensation — Summary Compensation Table.”

          Annual Non-Equity Compensation. The compensation committee’s practice is to provide a significant portion of each executive officer’s compensation in the form of an annual cash bonus. These annual bonuses are primarily based upon quantifiable company performance objectives. This practice is consistent with our compensation objective of supporting a performance-based environment. As such, our historical assessment of these goals has been strictly objective and has generally resulted in lower payouts of performance bonuses than others in our industry. Each year, the compensation committee sets for the executive officers the threshold target and maximum bonus that may be awarded to those officers if the threshold goals are achieved.

          For 2009, the Compensation Committee established the following goals for Mr. Taylor and set a target bonus of 100% of base salary:

2009 Goal	2009 Actual	% of Company Goal	% Attained (1)	Incentive paid, as Percentage of Base Salary (1)
Increase FFO to $0.61(excluding merger charges)	$0.63 as adjusted	50%	100%	34%

Strategic initiatives and advancement – Vision 2010	Executed Phase II of Vision 2010	50%	100%	34%

(1) Although Mr. Taylor attained 100% of the delineated goals, Mr. Taylor requested that his bonus payout be reduced to 95% given the challenges in the market and commercial real estate market.

For 2009, the Compensation Committee established the following goals for our Chief Financial Officer:

2009 Goal	2009 Actual	% of Company Goal	% Attained	Incentive paid, as Percentage of Base Salary
Increase FFO to $0.61 (excluding merger charges)	$0.63 as adjusted	45%	100%	38%

Strategic initiatives and advancement – Vision 2010	Executed Phase II of Vision 2010	30%	100%	25%

Department performance to budget	Achieved	10%	100%	8%

Same Store NOI growth above industry consensus	Partially Achieved	5%	50%	2%

Evidence Best of Class team with strong retention	Achieved	5%	100%	4%

Oversee expense reduction of all departments	Partially Achieved	5%	50%	2%

          Based upon actual achievements, the Compensation Committee awarded Mr. Taylor $237,500, an amount which was 95% of his potential bonus and Mr. Braun $158,000, which was 95% of his potential bonus. In addition to the above annual cash performance incentive, the Compensation Committee believed it was appropriate to reward Mr. Taylor and Mr. Braun for the significant effort associated with accomplishing the various steps of Phase II of Vision 2010. As such, the Compensation Committee awarded Mr. Taylor a Vision 2010 Success incentive of $45,000 and $35,000 for Mr. Braun. The Compensation Committee makes an annual determination as to the appropriate split between company-wide and executive specific goals based upon its assessment of the appropriate balance.

Long-Term Incentive Compensation

          We award long-term equity incentive grants to our executive officers as part of our overall compensation package. These awards are consistent with our policies of fostering a performance-based environment and aligning the interests of our senior management with the financial interests of its stockholders. When determining the amount of long-term equity incentive awards to be granted to our executive officers, the compensation committee considered, among other things, the following factors, based upon current year performance and three-year historical performance: our business performance, such as growth in FFO and performance of real estate assets (including but not limited to occupancy, same property NOI growth and leasing spreads); the responsibilities and performance of the executive, such as how they performed relative to their delineated goals; value created for our stockholders, such as total stockholder return (defined as distributions plus capital appreciation for a given year or period) compared to sector average and net asset value; strategic accomplishment, such as identifying strategic direction for us such as with Vision 2010; and direction of us and other market factors, such as navigating the current economic recession and the strength of the balance sheet and debt maturities.

          We compensate our executive officers for long-term service to us and for sustained increases in our share performances, through grants of restricted shares. Historically these shares have vested ratably over four years for the CEO and 70% in the fifth year and 15% in each of the sixth and seventh years for the CFO. Currently, all restricted share grants for both the CEO and CFO vest ratably over a seven-year period which the compensation committee believes appropriately aligns the interest of senior management with that of the stockholders. The aggregate value of the long-term incentive compensation granted is based upon established goals set by the compensation committee and include an assessment of FFO as compared to its budgeted or targeted goals; FFO growth year over year as compared against the peer group; the identification of strategic initiatives, their execution and the anticipated long term benefits to stockholders; and overall stockholder value and performance based upon the above metrics and in relation to the peer group performance.

          The compensation committee determines the number of restricted shares and the period and conditions for vesting. The compensation committee awarded equity compensation to its executive officers and senior management team based primarily on the strategic initiatives and decisions made during 2009 surrounding our Vision 2010 strategic plan and the platform changes made during 2009. The CEO received 115,900 restricted shares that vest over seven years and the CFO received 21,500 restricted shares that vest over seven years.

Perquisites and Other Personal Benefits

          We provide the executive officers with perquisites and other personal benefits that we and the compensation committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to the executive officers.

          We maintain a 401(k) retirement savings plan for all of its employees on the same basis, which provides matching contributions at the rate of 50% of the employees’ contributions, not to exceed 2% of those salaries. Executive officers are also eligible to participate in all of our employee benefit plans, such as medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees.

          We have entered into employment agreements with our senior executive officers, which provide severance payments under specified conditions within one year following a change in control. These severance agreements are described below under “Employment Agreements.” We believe that these agreements help us to retain executives who are essential to our long-term success.

Other Compensation Policies

          Equity Grant Practices. All equity-based compensation awards are made under our 1999 Flexible Incentive Plan which our stockholders approved. Our equity awards are determined and granted in the first quarter of each year, at the same time as management and the compensation committee conclude their evaluation of the performance of our senior executives as a group and each executive individually. In addition and from time to time, additional equity awards may be granted in connection with new hires or promotions. We have never granted options.

          Employment, Severance and Change of Control Agreements. We do, from time to time, enter into employment agreements with some of our senior executive officers, which we negotiate on a case-by-case basis in connection with a new employment arrangement or a new agreement governing an existing employment arrangement. Otherwise, our senior executive and other employees serve “at will.” Except as may be provided in these employment agreements or pursuant to our compensation plans generally, we have not entered into any separate severance or change of control agreements. For those of our senior executives who have employment agreements, these agreements generally provide for a severance payment for termination by us ‘without cause’ or by the executive with ‘good reason’ (each as defined in the applicable employment agreement and further described below under – “Employment Agreements”) and change of control payments if employment is terminated following a change of control (as defined in the applicable employment agreement and further described below under – “Employment Agreements”) in the range of one to two times the applicable executive’s annual salary and bonus. In addition, the employment agreements generally provide that equity grants will vest automatically on a change of control. These change of control arrangements are designed to compensate management in the event of a fundamental change in the company, their employer, and to provide an incentive to these executives to continue with us at least through such time. A more complete description of employment agreements, severance and change of control arrangements pertaining to named executive officers is set forth under “Employment Agreements.”

          Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code, or Code, generally limits our ability to deduct, for federal income tax purposes, compensation in excess of $1 million to certain of our executive officers. However, certain performance-based compensation that is approved by our stockholders and that meets certain other requirements is not subject to Section 162(m). We currently have an incentive plan under which we may provide performance-based compensation which would not be subject Section 162(m). We did not pay any compensation during 2009, the deductibility of which would be limited by Section 162(m). We believe that, because it qualifies as a REIT under the Code and therefore is not subject to federal income taxes on its income to the extent distributed, the payment of compensation that does not satisfy the requirements of Section 162(m) will generally not affect our federal income tax liability. However, to the extent that compensation does not qualify for deduction under Section 162(m) or our stockholders may recognize, for federal income tax purposes, a larger portion of our distributions as ordinary income rather than as a return of capital. We do not believe that Section 162(m) will materially affect the tax liabilities of our stockholders resulting from our distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, the compensation committee’s compensation policy and practices are not directly governed by Section 162(m).

COMPENSATION COMMITTEE REPORT

          The Compensation Committee has reviewed and discussed with management the information contained in the Compensation Discussion and Analysis section of this Proxy Statement and recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and AmREIT’s Annual Report.

Submitted by the Compensation Committee,

Brent M. Longnecker (Chairman)
Philip Taggart
H. L. “Hank” Rush, Jr.
Robert S. Cartwright, Jr.

EXECUTIVE COMPENSATION

          2009 Summary Compensation

          The following table sets forth certain summary information for the years 2009, 2008 and 2007 with respect to the compensation awarded to and earned by each of our named executive officers.

Name and Principal Position	Year	Salary ($)	Share Awards ($) (1)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total ($)
H. Kerr Taylor	2009	$350,000	$1,101,050	$282,500	$12,268	$1,745,818
(President & CEO)	2008	350,000	288,225	49,875	15,887	703,987
	2007	350,000	—	41,250	18,810	410,060

Chad C. Braun	2009	198,000	204,250	188,000	10,201	600,451
(EVP & CFO)	2008	198,000	72,270	37,620	9,377	317,267
	2007	185,500	—	44,056	10,761	240,317

(1)

Represents the total value of shares of restricted stock granted. All shares of restricted stock vest over a period of five to seven years. See “Compensation Discussion and Analysis – Long Term Incentive Compensation” above for a more detailed discussion of vesting of restricted share awards for our named executive officers. The amounts listed in this column for 2009 reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2009, in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. Assumptions used in the calculation of these amounts are set forth in Note 2 – “Summary of Significant Accounting Policies” to our audited financial statements for the fiscal year ended December 31, 2009 which is included in our amended Annual Report filed with the SEC on March 3, 2010.

(2)

Non-Equity Incentive Plan Compensation represents the portion of the named executive’s incentive compensation that is paid in cash. These annual incentives are primarily based upon company performance objectives.

(3)

All Other Compensation includes amounts paid on behalf of each named executive for employer matching contributions to the tax qualified 401(k) plan and insurance premiums paid as part of the employer sponsored group benefit plans such as medical, dental, group life, and disability insurance, offered by us to our associates.

Employment Agreements

          As of December 31, 2009, AmREIT had entered into employment agreements with each of its executive officers (Mr. Taylor and Mr. Braun) and certain of its management team (Mr. Tayar and Mr. Scoville) that provide that during the term of the respective agreements, that officer’s base salary will not be reduced and that the officer will remain eligible for participation in AmREIT’s executive compensation and benefit programs. The employment agreements provide that each officer receive a base salary, is eligible to participate in AmREIT’s annual cash and share incentive awards as provided for in our ‘pay for performance’ incentive plans as approved by AmREIT’s compensation committee, and to participate in all other employee benefit programs (such as medical insurance and 401(k) plan), which are applicable to all of AmREIT’s employees.

          Each employment agreement provides that the respective officer may terminate the agreement at any time by delivering written notice of termination to us at least 30 days prior to the effective date of such termination, in which case he will be subject to a 12 month non-competition agreement and entitled to payment of his base salary through the effective date of termination, plus all other benefits to which he has a vested right at that time.

          The employment agreements provide that, if we terminate an officer’s employment without “cause” or the officer terminates his employment for “good reason” (each as defined below), the officer will be entitled to the following payments and benefits, subject to his execution and non-revocation of a general release of claims:

•

a cash payment equal to one times officer’s annual base salary at the time of termination and one times the officer’s annual bonus, computed as the average of the last three years’ bonuses received by the officer, payable in equal monthly installments over 12 months;

•	all unvested restricted shares and equity interests will immediately vest; and

•	health and medical benefits shall continue for a period of one year.

For purposes of the employment agreements, “cause” has the following definition and meaning:

(A)	continued failure by officer (other than for reason of mental or physical illness), after notice by us, to perform his duties;

(B)	misconduct in the performance of officer’s duties;

(C)	any act by officer of fraud or dishonesty with respect to any aspect of the Company’s business including, but not limited to, falsification of records;

(D)	conviction of officer of a felony (or a plea of nolo contendere with respect thereto);

(E)	acceptance by officer of employment with another employer; or

(F)	officer’s breach of certain sections of the employment agreement addressing confidential information and records, non-competition and solicitation of employees.

For purposes of the employment agreements, “good reason” has the following definition and meaning:

(A)

a reduction by us, without officer’s consent, in officer’s position, duties, responsibilities or status with the company that represents a substantial adverse change from his position, duties, responsibilities or status, but specifically excluding any action in connection with the termination of officer’s employment for death, disability, Cause (as defined herein) or by officer for normal retirement; provided, however, that the Company (i) hiring or promoting of one or more new or existing employees to whom the officer may report or (ii) otherwise undertaking an internal reorganization that results in officer reporting to a new or different person shall not be considered “Good Reason”;

(B)

our requiring, as a condition of employment, officer to relocate his employment more than fifty (50) miles from the location of his principal office on the date of the employment agreement, without his consent;

(C)

any willful and material breach by us (or by the acquiring or successor business entity) of any material provision of the employment agreement or any other agreement between the Company or any of its subsidiaries and officer that, in any case, is not cured within thirty (30) days of our receipt of written notice from officer of such breach; or

(D)	the failure by us to obtain the assumption of the employment agreement by any successor or assign of the company.

          The employment agreements also provide for a “change of control” (as defined below) provision. On the date of a “change of control” all of the officer’s unvested restricted shares and equity interest will immediately vest. Additionally, if within a period beginning six months before, and ending 12 months after, the date of a “change of control,” the officer’s employment is terminated without cause or terminated for good reason, then the officer will be entitled to the following payments and benefits, subject to his execution and non-revocation of a general release of claims:

•

a cash payment equal to two times for Mr. Taylor, one and a half times for Mr. Braun and one times for Mr. Tayar and Mr. Scoville, the officer’s annual base salary at the time of termination and annual bonus, computed as the average of the last three years’ bonuses received by the officer, payable in equal monthly installments over twelve months; and

•	health and medical benefits shall continue for a period of one year.

For purposes of the employment agreement, a “change in control” shall be deemed to have occurred at such time as:

(A)

any “person” (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our voting securities representing more than 50% of our outstanding voting securities or rights to acquire such securities except for any voting securities issued or purchased under any employee benefit plan of the Company or its subsidiaries; or

(B)

a plan of reorganization, merger, consolidation, sale of all or substantially all of our assets or similar transaction is approved or occurs or is effectuated pursuant to which we are not the resulting or surviving entity; provided, however, that such an event listed above will be deemed to have occurred or to have been effectuated only upon receipt of all required regulatory approvals not including the lapse of any required waiting periods; or

(C)	a plan of liquidation of the Company or an agreement for our sale or liquidation is approved and completed; or

(D)	the board determines in its sole discretion that a Change in Control has occurred, whether or not any event described above has occurred or is contemplated.

          Each employment agreement expired on December 31, 2009 and was automatically renewed one year and will continue to renew annually for successive one-year periods until either party gives written notice of non-renewal which will be subject to the terms and conditions of the employment agreement.

          As part of “All Other Compensation,” we are required to report any payments that were made to named executives due to any obligation under our employment contracts and any amounts accrued by us for the benefit of the named officers relating to any obligation under our employment contracts. There have been no payments, nor have there been any amounts accrued as of December 31, 2009.

          The following table quantifies compensation that would become payable under the employment agreements with Messrs. Taylor and Braun if the named executive’s employment had terminated on December 31, 2009, based upon, where applicable, our closing share price on that date. Due to the number of factors that affect the amount of any benefits provided upon the events discussed below, actual amounts paid or distributed may be different.

Involuntary Termination Without Cause or Quit with Good Reason

Name and Principal Position	Salary(1)	Bonus(2)	Participation in Back-End Interests of Partnerships(3)	Continuation of Health Benefits(4)	Value of Unvested Restricted Share Awards(5)	Total

H. Kerr Taylor	$350,000	$124,541	$1,377,440	$13,145	$706,277	$2,571,403
(President & CEO)

Chad C. Braun	198,000	89,892	220,390	13,145	412,841	934,268
(EVP & CFO)

(1)	Amount equal to one times annual base salary.
(2)	Amount equal to one times the average of the last three years’ bonuses.
(3)

Calculated assuming that the underlying partnerships are liquidated in the next 12 months at their estimated fair values, as estimated by management in the absence of readily ascertainable market values, that distributions are made to the respective general partners in accordance with the provisions of the limited partnership agreements, and that distributions are then made to the executive officers based upon their percentage participation in such back-end interests.

(4)	Benefits amounts include the cost of continued medical and dental coverage to the executive, spouse and dependents for one year.
(5)	Because our shares are no longer traded on a national exchange, the value of the restricted shares is based upon an estimate of Net Asset Value, equating to $9.50 per share.

Involuntary Termination or Quit with Good Reason Following a Change in Control

Name and Principal Position	Salary(1)	Bonus(2)	Participation in Back-End Interests of Partnerships(3)	Continuation of Health Benefits(4)	Value of Unvested Restricted Share Awards(5)	Total

H. Kerr Taylor	$700,000	$249,082	$1,377,440	$13,145	$706,277	$3,045,944
(President & CEO)

Chad C. Braun	297,000	134,838	220,390	13,145	412,841	1,078,214
(EVP & CFO)

(1)	Amount equal to two time annual base salary for Mr. Taylor and one and one-half times annual base salary for Mr. Braun.
(2)	Amount equal to two times the average of the last three years’ bonuses for Mr. Taylor and one and one-half times the average of the last three years’ bonuses for Mr. Braun.
(3)

Calculated assuming that the underlying partnerships are liquidated in the next 12 months at their estimated fair values, as estimated by management in the absence of readily ascertainable market values, that distributions are made to the respective general partners in accordance with the provisions of the limited partnership agreements and that distributions are then made to the executive officers based upon their percentage participation in such back-end interests.

(4)	Benefits amounts include the cost of continued medical and dental coverage to the executive, spouse and dependents for one year.
(5)	Because our shares are no longer traded on a national exchange, the value of the restricted shares is based upon an estimate of Net Asset Value, equating to $9.50 per share.

OUTSTANDING EQUITY AWARDS

          The following table sets forth certain information with respect to the value of all shares previously awarded to the named executive officers as of December 31, 2009. Our Board of Directors has not previously granted options to our named executive officers.

	Stock Awards
Name	Number of Shares that Have Not Vested (#)	Market Value of Shares that Have Not Vested ($)

H. Kerr Taylor	74,345	$706,277	(1)

Chad C. Braun	43,457	412,841	(2)

(1)	16,994 shares vest in 2010, 14,995 shares vest in 2011, 8,490 shares vest in 2012, 7,357 shares vest in 2013, 7,359 shares vest in 2014, 4,575 shares vest in 2015, 4,575 shares vest in 2016.
(2)	4,161 shares vest in 2010, 4,724 shares vest in 2011, 15,748 shares vest in 2012, 10,185 shares vest in 2013, 5,065 shares vest in 2014, 2,427 shares vest in 2015, 1,147 shares vest in 2016.

SHARES VESTED

          The following table sets forth certain information with respect to the shares held by the named executive officers that vested during the year ended December 31, 2009.

	Share Awards
Name	Number of Shares Acquired upon Vesting (#)	Value Realized upon Vesting ($)

H. Kerr Taylor	24,243	$230,308

Chad C. Braun	14,441	137,190

DIRECTOR COMPENSATION FOR THE YEAR ENDED DECEMBER 31, 2009

Director Compensation

          It is the role of the Nominating and Corporate Governance Committee, on behalf of the Board of Directors, to review, approve and recommend to the Board of Directors any changes to the compensation of independent directors. The Board of Directors and the Nominating and Corporate Governance Committee believe that director compensation should fairly compensate directors for the work required by publicly-traded real estate investment trusts of comparable size and scope as AmREIT, that the compensation should align the directors’ interests with the long-term interest of stockholders and that the structure of the compensation should be simple, transparent and easy for stockholders to understand. The cash compensation of non-employee directors for 2009 is set forth below.

Annual Cash Retainer	$12,000
Attendance Fee per Meeting of Board of Directors (in person)	$1,000
Attendance Fee per Meeting of Board of Directors (via teleconference)	$1,000
Attendance Fee per Meeting of Committee (in person)	$1,000
Attendance Fee per Meeting of Committee (via teleconference)	$1,000
Additional Fee per Meeting for Chairman of Audit Committee	$5,000
Additional Fee per Meeting for Chairman of the Compensation and Nominating and Corporate Governance Committees	$3,000
Annual Grant of Common Stock	2,000 shares

          Each non-management director can elect to defer up to $10,000 of cash compensation into restricted shares with a 25% premium ($10,000 of cash deferred into $12,500 in shares). The restricted shares vest 33% on the date of grant and ratably on each of the two grant date anniversaries thereafter. Further, each non-management director received an award of 2,000 restricted shares that vest 33% on the date of grant and ratably on each of the two grant date anniversaries thereafter. Additionally, the lead independent director received an additional award of 2,000 restricted shares that vest similarly. We reimburse our independent directors for all reasonable expenses incurred in connection with their service on the Board of Directors. Any director who is an employee of AmREIT or its subsidiaries does not receive compensation for his service as a director.

          The following table provides compensation information for the one year period ended December 31, 2009 for each non-officer member of our board of directors.

Name (1)	Fees Earned or Paid in Cash	Stock Awards	Total
Robert S. Cartwright, Jr. (2)	$25,000	$ 18,000	$ 43,000

Philip Taggart (3)	27,000	18,000	45,000

H. L. “Hank” Rush, Jr. (4)	22,000	36,000	58,000

Mack D. Pridgen III (5)	38,000	20,000	58,000

Brent M. Longnecker (6)	34,000	20,000	54,000

Scot J. Luther (7)	34,000	20,000	54,000

(1)	See “Executive Compensation – Director Compensation” above for a more detailed discussion of the compensation that AmREIT pays to its non-management directors.

(2)	Mr. Cartwright holds an aggregate of 2,495 shares in unvested share awards.

(3)	Mr. Taggart holds an aggregate of 2,247 shares in unvested share awards.

(4)	Mr. Rush holds an aggregate of 3,333 shares in unvested share awards.

(5)	Mr. Pridgen holds an aggregate of 1,333 shares in unvested share awards.

(6)	Mr. Longnecker holds an aggregate of 1,333 shares in unvested share awards.

(7)	Mr. Luther holds an aggregate of 1,333 shares in unvested share awards.

AUDIT COMMITTEE REPORT

          The Audit Committee assists the Board of Directors in its oversight of AmREIT’s financial reporting process and implementation and maintenance of effective controls to prevent, deter and detect fraud by management. In addition, the Audit Committee is directly responsible for the appointment, compensation and oversight of AmREIT’s independent registered public accounting firm. Each of the members of the Audit Committee qualifies as an “independent” director under the Listing Standards.

          In overseeing the preparation of AmREIT’s financial statements, the Audit Committee met with both management and KPMG LLP, AmREIT’s independent registered public accounting firm, to review and discuss the financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee discussed the statements with both management and KPMG LLP.

          The Audit Committee also is responsible for assisting the Board of Directors in the oversight of the qualification, independence and performance of AmREIT’s independent auditor. The Audit Committee regularly meets in separate, private executive sessions with certain members of senior management and KPMG LLP. The Audit Committee has discussed with KPMG LLP matters required to be discussed by Statement on Auditing Standards No. 114, Communication with Audit Committees. The Audit Committee has received from KPMG LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence. In addition, the Audit Committee has considered whether the provision of non-audit services, and the fees charged for such services, by KPMG LLP are compatible with maintaining the independence of KPMG LLP from AmREIT.

          Based on the review and discussions referred to above, the Audit Committee recommended to AmREIT’s Board of Directors that AmREIT’s audited financial statements be included in AmREIT’s Annual Report for the fiscal year ended December 31, 2009. The Audit Committee has selected and the Board of Directors has approved the appointment of KPMG LLP as AmREIT’s independent auditor.

          Submitted by the Audit Committee of the Board of Directors:

Mack D. Pridgen III (Chairman)
Robert S. Cartwright, Jr.
Philip Taggart

          The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

          The Board of Directors has appointed KPMG LLP to serve as AmREIT’s independent registered public accounting firm for the fiscal year ending December 31, 2010. The appointment of this firm was recommended to the Board of Directors by the Audit Committee. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

Audit and Non-Audit Fees

          The following table presents the aggregate fees billed by KPMG LLP for the two most recent fiscal years ended December 31, 2009 and 2008:

	2009	2008
Audit Fees	$265,000	$265,000
Audit-Related Fees (1)	$70,000	$-0-
Tax Fees	$-0-	$-0-
All Other Fees	$-0-	$-0-

Total Fees	$335,000	$265,000

(1) Audit-related fees consist of fees paid to KPMG LLP during 2009 for services performed in connection with our filing on Form S-4 for the merger between AmREIT and REITPlus, Inc. which was consummated on November 24, 2009.

Pre-Approval Policies

          Our Audit Committee, pursuant to its exclusive authority, has reviewed and approved all of the fees described above for 2009. The Audit Committee has also adopted pre-approval policies for all other services KPMG LLP may perform for us. The pre-approval policies detail with specificity the services that are authorized within each of the above-described categories of services and provide for aggregate maximum dollar amounts for such pre-approved services. Any additional services not described or otherwise exceeding the maximum dollar amounts prescribed by the pre-approval policies will require the further advance review and approval of the Audit Committee. The Audit Committee has delegated the authority to grant any such additional required approval to its Chairman between meetings of the committee, provided that the Chairman reports the details of the exercise of any such delegated authority at the next meeting of the Audit Committee.

STOCKHOLDER PROPOSALS

          Our annual meeting of stockholders is generally held in May of each year. We will consider for inclusion in our proxy materials for the 2011 Annual Meeting of Stockholders proposals that are received no later than December 8, 2010 and that comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act and our Bylaws. Stockholders must submit their proposals to our Corporate Secretary, Chad C. Braun, at AmREIT, 8 Greenway Plaza, Suite 1000, Houston, Texas 77046.

          In addition, any stockholder who wishes to propose a nominee to the Board of Directors or propose any other business to be considered by the stockholders (other than a stockholder proposal to be included in our proxy materials pursuant to Rule 14a-8 of the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 11 of our Bylaws, a copy of which is on file with the SEC and may be obtained from our Corporate Secretary upon request. These notice provisions require that nominations of persons for election to the Board of Directors and proposals of business to be considered by the stockholders for the 2011 Annual Meeting of Stockholders must be made in writing and submitted to our Corporate Secretary at the address above no earlier than November 7, 2010 and no later than December 7, 2010.

ANNUAL REPORT

          Our Annual Report, as filed with the SEC, is available on the Stockholder Relations page of our corporate website at www.amreit.com under the category “SEC Filings.” If you wish to receive a copy of our Annual Report, as well as a copy of any exhibit specifically requested, we will mail these documents to you without charge. Requests should be sent to our Corporate Secretary, Chad C. Braun, at AmREIT, 8 Greenway Plaza, Suite 1000, Houston, Texas 77046. A copy of our Annual Report has also been filed with the SEC and may be accessed from the SEC’s website at www.sec.gov. The Annual Report is not to be deemed a part of our proxy materials.

OTHER BUSINESS

          We are not aware of any other matters that are to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement. If other matters properly come before the Annual Meeting, however, the persons named in the accompanying proxy will vote all proxies solicited by this Proxy Statement as recommended by the Board of Directors, or, if no such recommendation is given, in their own discretion.

By Order of the Board of Directors,

Chad C. Braun
Secretary

SPECIAL MEETING OF STOCKHOLDERS

Wednesday, May 19, 2010

10:30 A.M. Central Daylight Time

Eight Greenway Plaza

Suite 1000

Houston, TX 77046

AmREIT, Inc. Eight Greenway Plaza, Suite 1000 Houston, TX 77046	proxy

This Proxy is Solicited to all AmREIT, Inc. Stockholders
on behalf of the Board of Directors.

          The stockholder of AmREIT, Inc., a Maryland corporation, whose name and signature appear on the reverse side of this card, having received the notice of the Annual Meeting of stockholders and the related proxy statement for the AmREIT, Inc. Annual Meeting of stockholders to be held at Eight Greenway Plaza, Suite 1000, Houston, Texas, on Wednesday, May 19, 2010 at 10:30 A.M., Central Daylight Time, hereby appoints H. Kerr Taylor and Chad Braun, or each of them, the proxies of the stockholder, each with full power of substitution, to vote at the Annual Meeting, and at any adjournments or postponements of the Annual Meeting, all shares of common stock, par value $0.01 per share, held of record by the stockholder on March 12, 2010 in the manner shown on the reverse side of this card.

          This proxy is solicited by the Board of Directors and the shares of common stock represented hereby will be voted in accordance with the stockholder’s directions on the reverse side of this card. If no direction is given, then the shares represented by this proxy will be voted FOR proposal 1, and in the proxies’ discretion on any other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof, subject to limitations set forth in applicable regulations under the Securities Exchange Act of 1934.

          Please mark, sign, date, and return this proxy card promptly using the enclosed envelope.

See reverse for voting instructions.

c/o Phoenix American Financial Services, Inc.
2401 Kerner Boulevard
San Rafael, CA 94901-5569
CONTROL #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.proxyvoting.com/AMREIT Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 18, 2010.

PHONE – 1-866-540-5755 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 18, 2010.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 19, 2010:
This proxy statement and the AmREIT, Inc. Annual Report to Stockholders for the fiscal year ended December 31, 2009 are available at www.amreit.com/fw/main/Proxy-1257.html.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR Item 1.

1.	Election of Board	01 Robert J. Cartwright	05 H.L. “Hank” Rush	☐	Vote FOR	☐	Vote WITHHELD
	of Directors:	02 Brent M. Longnecker	06 Philip Taggart		all nominees		from all nominees
		03 Scot J. Luther	07 H. Kerr Taylor		(except as
		04 Mack D. Pridgen III			indicated below)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the space provided to the right.)

2.	To transact any other business, properly brought before the annual meeting or any adjournments or postponements thereof.	☐	For	☐	Against	☐	Abstain

This proxy, when properly executed and delivered, will be voted as specified. If no specification is made, this proxy will be voted FOR proposal 1. The proxies cannot vote your shares unless you sign and return this card.

Address Change? Mark Box	☐	Indicate changes below:	Date

The undersigned hereby revokes any proxy previously given with respect to our common shares and hereby ratifies and confirms all that the proxies, their substitutes or any of them may lawfully do by virtue hereof. Note: Please sign exactly as name(s) appear(s) on this card. When shares are held jointly, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full titles as such. When executed by a corporation or partnership, please sign in full corporate or partnership name by a duly authorized officer or partner, giving title. Please sign, date and mail this proxy promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.

Signature(s) in Box